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                                                                    EXHIBIT 10.6

                                      LEASE

      THIS INDENTURE OF LEASE dated as of the 26th day of January, 2004 is made by and between One Hundred Twenty Bartlett Street Marlborough LLC. a Massachusetts limited liability company with offices c/o Ram Management Co., Inc. at 121 Middle Street, Portland, Maine 04101 (hereinafter called the "Landlord") and Evergreen Solar Incorporated a corporation with a place of business at 259 Cedar Hill Street, Marlborough, Massachusetts 01732 prior to the commencement of the lease term and 120 Bartlett Street, Marlborough, MA, 01752 after the commencement of the lease term (hereinafter called the "Tenant").

      WITNESSETH that for and in consideration of the rents herein reserved and the covenants and agreements herein contained and expressed and to be kept, performed and fulfilled, the parties agree as follows:

      Section 1. Premises. Landlord hereby demises and lets unto Tenant, and Tenant hereby leases from Landlord a portion of the building at 120 BARTLETT STREET, Marlborough, Massachusetts (the "Building"), the leased premises is deemed to contain 23,839 rentable square feet of space (comprised of approximately 4,864 square feet of existing air conditioned office area (the "Office Space")) and an adjacent and contiguous 18,975 square foot warehouse/production space (the "Warehouse Space") and being designated as Unit #3 and shown as the building space highlighted on Exhibit A annexed hereto (the "Premises") together with the right to use, in common with others, the common entry, lobby area, and common restrooms and all easements and appurtenances, necessary or desirable for access to and use of the Premises (as defined herein). All of the land, buildings and improvements owned by Landlord and described on Exhibit A-1 and all rights of way and easements appurtenant thereto are herein referred to as the "Property". The Premises do not include any common shafts, ducts and conduits passing through the Premises and building systems, except to the extent such systems are contained wholly within and exclusively serve the Premises, and Landlord shall retain responsibility for the repair and maintenance of the same throughout the term of this Lease. Landlord's architect shall conduct a remeasurement of the rentable area of the Premises which remeasurement shall be in accordance with the current Building Owners and Managers Association International ANSI Z 65.1 method of measurement, Copyright 1966 (the "BOMA METHOD"). If such remeasurement alters the rentable area set forth above, then: (i) Fixed Rent provided in Section 4 shall be adjusted based on the rates per rentable square foot per annum set forth in Section 4(a) of this Lease; and (ii) Tenant's Proportionate Share, as defined below, and any other allowance or charge provided for herein, shall be adjusted accordingly. The Landlord's architect's determination shall be binding on the Landlord and Tenant absent bad faith.

      Upon execution of this Lease Landlord shall promptly commence and thereafter diligently prosecute to completion, at Landlord's cost and expense, the fit-up work in the Premises in accordance with the Specifications for Landlord's Work as set forth on Exhibit B. To the extent that the Tenant requests changes from the Specifications for Landlord's Work in Exhibit B which increases the cost, the Tenant shall, pay such additional costs promptly within thirty (30) days of Landlord's presentation of invoices or other evidence of the work having been completed; provided, however, the Landlord agrees to amortize such additional Tenant Improvements specifically as they relate to the Tenant's potential need for new and customized overhead doors, dock levelers and seals, over the term of the Lease. With respect to any delay in the Commencement Date caused by Tenant's revision to the Specifications for Landlord's Work, the payment of rent shall commence as provided in Section 3. Landlord shall provide Tenant with the contractor's proposed construction schedule including the proposed date of Substantial Completion (as defined below) and shall keep Tenant updated with respect to any changes in such construction schedule. Landlord presently expects that such proposed date of Substantial Completion will be as follows: (a) thirty (30) days after the execution of this Lease as to the Warehouse Space; and (b) sixty (60) days after full execution of the Lease as to the Office Space. Should the Landlord be unable to deliver either space for occupancy by Tenant with the Landlord's Work having achieved Substantial Completion on or before the noted date, a penalty of one and one-half (1.5) times the per diem rental rate attributable to the square footage of the space which is not delivered (i.e. 1.5 x $6.25 x 4,864sf/365 days = $124.93 for the Office Space and 1.5 x $6.25 x 18,975sf/365 days = $487.37 for the Warehouse Space) shall be credited to the Tenant for each day of delay, and in addition, in the event delivery of either space is delayed beyond thirty (30) days of the noted delivery date, Tenant shall have the right to terminate the Lease upon written notice to Landlord provided that Tenant is not directly or indirectly responsible for said delay for the respective space component and provided such delay is not the result of a force majeure event as described in Section 39 below. Notwithstanding the foregoing, no penalty shall be due from Landlord and no termination right shall vest in Tenant in the event parking is not made available commensurate with the delivery of either the warehouse or office spaces, provided the parking which is provided complies with applicable municipal zoning requirements or is otherwise acceptable to the municipal Building Commissioner. The date Tenant is notified of Substantial Completion of the Warehouse Space shall be the Commencement Date. Other than the Landlord's Work, the Tenant hereby accepts the Premises in its "as is" condition provided the same are delivered "broom clean", free of all occupants.

      "Substantial Completion" shall mean that all of the following conditions have been satisfied: (i) Landlord has secured and delivered to Tenant a temporary or permanent certificate of occupancy (or the substantial equivalent under applicable state or local law) to permit full use and occupancy of the Building, the Premises and the Common Areas for the purposes permitted under this Lease; and (ii) construction of "Landlord's Work", as hereinafter defined in Exhibit B, has been completed in all materials respect in accordance with the plan shown on Exhibit A, subject to normal punch list items that will not materially interfere with Tenant's business operations in the Premises. Landlord's notification of substantial completion shall be binding on the parties absent bad faith. A temporary certificate of occupancy shall satisfy the requirement for clause (i) of Substantial Completion if the temporary certificate of occupancy dons not interfere with Tenant's right to operate within the Premises for the use permitted hereunder or materially interfere with Tenant's operations. In all events where a temporary certificate of occupancy is issued, Landlord shall diligently pursue completion of the conditions for issuance of a permanent certificate of occupancy.

      Upon Landlord's commencement of Landlord's Work, Tenant and its agents shall have license hereunder to enter the Premises upon at least forty eight
(48) hours prior notice to Landlord to conduct additional tenant fitup work at Tenant's sole cost, subject to all of the terms and conditions of Section 12 herein below. Tenant's and it's agents' presence at the premises shall not interfere in any way whatsoever with the conduct of Landlord's Work. If any interference occurs, the Landlord may revoke said license. All of Tenant's contractors shall be required to carry liability insurance with such companies qualified to do business in Massachusetts and in such amounts and

                                      -2-
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against such risks as Landlord shall reasonably require and approve, naming landlord as an additional insured. Tenant further hereby agrees to defend indemnify and hold Landlord and its agents harmless against any loss, cost, damage, mechanic's liens, claims or expense including attorney's fees and defense costs which arise from or are related to Tenant's or its agents', employees' or contractors' presence on the Premises prior to the Commencement Date. This indemnity shall survive the termination of this Lease.

      Within, thirty (30) days after the Commencement Date of this Lease the Tenant shall provide the Landlord with a "punch list" of any items of incomplete work or work that does not conform with the Specifications for Landlord's Work relating to the Premises and Landlord shall cause its contractor to complete or correct such items within a reasonable time after receipt of such notice. Any work undertaken by Tenant pursuant to this Section shall be subject to all of the provisions and requirements of Section 14 herein below. Other than completion of such punch list items the Landlord shall not be responsible for any further work or improvements with respect to the Property except that Landlord shall, upon Tenant's request, cause any items of defective work or materials to be corrected for a period of one (1) year from the Commencement Date. Landlord shall only be responsible for performing the Specifications for Landlord's Work, and all additional work necessary to make the Premises suitable for Tenant's intended use thereof shall be performed by Tenant at its sole cost and expense and in accordance with Section 14 hereof.

      Section 2. Term. The term of this Lease shall be for a period of six (6) years six (6) months (seventy-eight months) commencing on the date of the Commencement Date and expiring on the last day of the month that is seventy-eight (78) months from the date of the Commencement Date.

      Section 3. Rent. Commencing three (3) months after the earlier to occur of the Commencement Date or the date which would have been the Commencement Date, but for a delay resulting from Tenant's revisions to the Specifications for Landlord's Work referenced in Section 1 above (the "Rent Commencement Date") and thereafter during the original term, Tenant shall pay to Landlord without deduction or offset (except as specifically permitted hereunder or at law) rent for the Premises monthly, in advance, on or before the first day of each month (prorated for any partial month) as follows:

             PERIOD                    RENT PER SQUARE FOOT   ANNUAL RENT     MONTHLY RENT
----------------------------------     --------------------   -----------     ------------
From the Rent Commencement Date to       $6.25 NNN/Annum      $148,993.75      $12,416.15
the end of the term

      Notwithstanding the foregoing, unless Landlord achieves Substantial Completion of the Office Space on the same date as the Warehouse Space, then the monthly rent shall be reduced by multiplying the rentable square footage of the Office Space by $6.25 for the period of time between the date of Substantial Completion of the Warehouse Space and the Office Space, however, such rent reduction shall be applied only from and after the Rent Commencement Date.

      Section 4. Additional Rent. Beginning, on the Rent Commencement Date, Tenant shall pay to Landlord, as additional rent, Tenants Proportionate Share (as hereinafter defined) of all of the

                                      -3-
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costs of the Property, which costs may include but shall not be limited to i)
cleaning, maintenance and repair of the common areas, ii) clearing and snow removal from parking area and access drives, iii) trash removal (if provided by Landlord), iv) insurance carried by Landlord with respect to the Property, v) real estate taxes. vi) landscaping, vii) management fees not to exceed five percent (5.0%) of the Building's gross collected rents, viii) repairs and maintenance of the buildings and improvements on the Property, ix) maintenance and other costs related to water, sewer, storm drainage and other utility service provided to the Property to the extent such utilities are not separately metered to the Premises and other tenant premises in the Property, x) maintenance of and cost of service contract on the sprinkler system, and xi) other expenses as deemed necessary by Landlord except that the following expenses shall be excluded: costs of Structural Repairs (as defined in Section 12 hereinbelow) and capital repairs, replacements or improvements to the Building; costs of leasehold improvements for other tenants; costs of Landlord's compliance with environmental laws (unless caused by Tenant); fees and expenses (including legal and brokerage) for procuring new tenants for the Building or enforcing other tenants' leases; costs of work or services provided to other tenants of the Building that do not benefit Tenant; costs and expenses for which Landlord has actually been reimbursed in the form of insurance proceeds or warranty payments from other tenants; Building debt service and depreciation; financing and refinancing costs in respect of any mortgage or security interest placed upon the Building or any portion thereof, including payments of principal, interest, finance or other charges, and any points and omissions in connection therewith; costs (including, without limitation, attorneys' fees and disbursements) incurred in connection with any judgment, settlement or arbitration award resulting from any tort liability; rent or other charges payable under any ground or underlying lease; costs of any item which are reimbursed to Landlord by other tenants or third parties or which are properly chargeable or attributable to a particular tenant or particular tenants; costs of any additions to or expansions of the Property or the Building; costs of repairs, restoration or replacements occasioned by fire or other casualty or caused by the exercise of the right of eminent domain, whether or not insurance proceeds or condemnation award proceeds are recovered or adequate for such purposes; the cost of performing or correcting defects in the Landlord's Work, or of otherwise correcting defects in the structural elements or components of the Building; the cost to make improvements, alterations and additions to the Building that are required in order to render the same in compliance with laws, and governmental regulations existing as of the Commencement Date; any costs in the nature of fees, fines or penalties arising out of Landlord's breach of any obligation (contractual or at law, and including, without limitation, costs, fines, interest, penalties and costs of litigation incurred as a result of late payment of taxes and/or utility bills), including attorneys' fees related thereto, except if such penalty or attendant cost is caused by Tenant's action or default; any long term rental of equipment which, if purchased, would not be includable in Operating Costs, other than items such as scaffolding which are used on an occasional or sporadic basis in performing maintenance and repairs and any cost resulting from the negligence of Landlord, its agents or employees. The term "real estate taxes" as used in the paragraph shall be deemed to include all assessments, impositions and other governmental charges, ordinary and extraordinary, which may be levied, assessed or otherwise become a lien upon or charge against the Property. Assessments may be included in real estate taxes in a calendar year only on the basis of payment thereof over the longest installment period permitted by the relevant taxing authority without premiums or interest. In no event shall Tenant be obligated to pay any interest or penalties imposed upon Landlord for late payment or otherwise. If the real estate taxes for any calendar year are reduced after Tenant has paid its proportionate share thereof,

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Landlord shall pay to Tenant or Tenant will be credited with Tenant's proportionate share of the reduction against the next accruing installments of the Rent until the credit is exhausted less any cost incurred by the Landlord to obtain such reduction, including reasonable attorney's fees. Any real estate tax increase or decrease for any calendar year during the Terra shall be apportioned so that Tenant shall pay or receive its proportionate share of only that portion of the real estate tax increase or decrease for such year as falls within the term, as long as the Tenant is not in default of its obligations beyond applicable cure periods (if any). Additional rent will be in monthly installments, due with the monthly payments of the base rent, based on the budget provided by Landlord to Tenant. During the first calendar year such budgeted monthly installments shall be at the annual rate of $1.65 per square foot (including management fees). Landlord shall reconcile actual costs and expenses with the budget figures at least annually and make appropriate adjustments with Tenant. As part of such annual reconciliation, the Landlord shall provide Tenant with a detailed statement of actual costs and expenses consisting of internally generated financial statements prepared by an in-house financial professional within ninety (90) days after the end of each calendar year, which detailed statement shall be deemed accurate by Tenant unless Landlord receives written objection from Tenant within one hundred twenty (120) days of receipt by Tenant of such statement. Upon request from Tenant within said one hundred twenty (120) day period, Landlord shall provide to Tenant backup documentation in support of the aforementioned statement of costs and expenses, including copies of invoices, bills, general ledgers, internal accounting documents, rent rolls, operating expense statements, budgets and real estate tax bills. Tenant shall have the right to conduct at its sole cost and expense an audit of Landlord's accounting of costs and expenses of the Property, once per calendar year over the term of the Lease. Tenant shall have the right to select its own auditor. If the results of an audit reveals that expenses are overstated, Landlord shall reimburse said overcharges to Tenant within thirty
(30) days of Landlord's receipt of the audit results complete with supporting documentation. Under no circumstances shall Landlord be responsible for payment of any audit costs.

      For the purposes of this Lease, Tenant's Proportionate Share is the product of the area of the Premises divided by the leasable area of all buildings on the Property. At the time of signing of this Lease, such Tenant's Proportionate Share is expected to be Thirty and Eighty Nine hundredths percent (30.89%), based on 23,839 square feet divided by 77,165 square feet. The RSF shall be validated based on final measurements by Landlord's architect.

      In the event Landlord constructs another building adjacent to the Building, Tenant shall not incur any additional costs hereunder as a result of the construction or operation of said additional building.

      Section 5. Option to Extend. Subject to the terms and conditions in this
Section 5, Tenant shall have the option to extend the term of this Lease for one
(1) additional period of five (5) years commencing on the expiration of the original term or the then extension term, upon all the terms and conditions of this Lease except for Base Rent. Base Rent during the extended term shall be at the greater of the Base Rent paid during the immediately preceding lease year; or the then fair market rent ("Fair Market Rent") for the Premises as defined below. Tenant may exercise its option to extend only if Tenant (i) is not then in default in performance or observance of any term or condition of this Lease beyond any applicable notice and cure periods, and (ii) is occupying at least fifty percent (50%) of the entire Premises subject to this Lease. Tenant may exercise its said options to extend only by delivering notice of its intent to extend the term hereof to Landlord at least nine (9) months in advance of the expiration of the original term, but no more than fifteen (15) months prior to the expiration of the then term, failing which said option shall utterly expire, time being of the essence. Following the exercise by Tenant of its option to extend the term hereof, all references in this Lease to the term hereof, or expressions of similar import, shall be deemed to refer to the term as so extended, subject to Tenant's rescission right in the following paragraph. Upon request, Landlord agrees to execute a separate instrument reflecting the terms of this Section 5.

      The Fair Market Rent shall be determined as follows: Within thirty (30) days after the Tenant's exercise of each option, Landlord shall furnish Tenant in writing with notice of Landlord's determination of the amount of Base Rent for the extended term. Within twenty (20) days after the date of Landlord's said notice of the amount of Base Rent Tenant may either: (i) accept Landlord's determination, (ii) rescind its exercise of the extension option, or (iii) elect to determine the current market rate by appraisal. If Tenant elects appraisal, each of the parties shall, within thirty (30) days thereafter, select an appraiser, each of whom shall have at least five (5) years of experience in appraising commercial properties in the greater Boston area, and the two appraisers shall together select a third appraiser similarly qualified. The three appraisers together shall attempt to agree on the current market rate of Base Rent for the extended term, failing a unanimous decision, may determine such figure by majority vote. The current market rate of Base Rent shall be determined using data available for buildings similar in quality, services, use and amenities as the Building that are located in the greater Marlborough area. Landlord and Tenant shall share equally the charges for the appraiser for their work performed pursuant to this paragraph unless the current market rate so determined by appraisal is equal to or greater than the Base Rent originally determined by Landlord, in which case all appraisal costs shall be paid by Tenant. Following the exercise by Tenant of its option to extend the term hereof, all references in this Lease to the term hereof, or expressions of similar import, shall be deemed to refer to the term as so extended. The decision and award of the appraiser(s) shall be final and conclusive on all parties.

      Section 6. Right of First Offer. If at any time during the initial term of the Lease Landlord sends out a proposal ("Proposal") to, or receives an offer (with terms acceptable to Landlord) ("Acceptable Offer") from any third party to lease all or any portion of the adjacent office space containing approximately 3,118 rentable square feet ("ROFO Space"), Landlord agrees to give Tenant a Right of First Offer to lease such space provided that Tenant is not in default beyond notice and cure periods at such time, as follows: Landlord agrees to provide Tenant with a copy of each Proposal it sends to and any Acceptable Offer it receives from any third party. Tenant shall then have five (5) business days in which to provide Landlord with a written offer to lease the ROFO Space pursuant to the terms of the Proposal or Acceptable Offer, as the case may be. In the event Tenant does not timely respond to Landlord with its own acceptable offer (i.e. in strict adherence to the Proposal or Acceptable Offer terms), Tenant's rights under this Section 6 shall automatically terminate with respect to the particular Proposal or Acceptable Offer (as applicable) provided by Landlord, but shall otherwise continue in full force and effect with respect to any subsequent Proposals or Acceptable Offers (which contain terms materially different from a Proposal or Acceptable Offer previously submitted to Tenant) that Landlord sends to or receives from any third parties. Upon Tenant's submission to Landlord of its acceptable offer, this Lease shall subsequently be amended in writing identifying terms and conditions under which the ROFO Space shall become part of the Premises. Landlord shall be obligated to deliver such ROFO Space in "broom clean" condition, free of all occupants. Landlord and Tenant shall within ten (10) business days thereafter execute a lease amendment providing for the incorporation of the ROFO Space into the Premises on the terms set forth above.

      Section 7. Payment of Rent and Late Charges. Payments due under Sections 3 and 4 above shall be made at Landlord's office at the address set forth in
Section 32, or such other place as Landlord may designate in writing, on of before the first of each month. If the payment is not received by Landlord within ten (10) days after the first day of each month, Landlord shall be entitled to, and Tenant shall pay to Landlord a late fee equal to five percent (5%) of the late payments and if payment is not received by the 15th of the month, it shall also bear interest from the first of the month at the prime rate published in the Wall Street Journal, as it may be adjusted from time to time, plus 4% per annum, but in no event more than the highest rate of interest allowed by applicable law. All payments under this Lease shall be paid to Landlord without notice or demand, and without abatement, deduction, counterclaim or set-off except for rent abatement permitted hereunder or at law.

      Section 8. Security Deposit. Simultaneously with the execution of this Lease, Tenant has deposited a security deposit in the sum of Twelve Thousand Four Hundred Sixteen and Fifteen Hundredths Dollars ($12,416.15) (one month's base monthly rent) (the "Deposit") with Landlord as security for the full and faithful performance by Tenant of all of the terms and conditions of this Lease required to be paid or performed by Tenant. Landlord may apply to any portion of the Deposit for the payment of any payments of rent, additional rent or sums due to Landlord hereunder for which Tenant is in default beyond any applicable notice or grace period, to discharge any liens which Tenant fails to discharge as required by Section 14 and Section 19 and for any damages to the Premises (excluding reasonable wear and tear) caused by any affirmative or negligent act by Tenant, its employees, servants or invitees not cured within any applicable notice or cure period. Promptly following any application of the Deposit, Tenant shall pay to Landlord an amount needed to restore the Deposit to its original amount. Upon the expiration of this Lease and Tenant's vacating of the Premises, Landlord shall return the Deposit to Tenant less any amounts applied by Landlord to said rent or damages within 45 days.

      Section 9. Taxes and Assessments. Landlord shall pay and discharge all real estate taxes and levies, and charges and governmental impositions, duties and charges of like kind and nature, which shall or may prior to or during the term of this Lease be charged, laid, levied or imposed upon or become a lien or liens upon the Building and the Property, subject to Tenant making the payments of Additional Rent as required in Section 4 above. Upon Tenant's request, Landlord shall provide Tenant with copies of invoices related to such real estate taxes and charges. Tenant shall pay all personal property taxes and other governmental impositions on its personal property and fixtures located at the Premises. If the Landlord obtains an abatement of any such real estate taxes or charges previously paid, a proportionate share of such abatement less the reasonable fees and costs incurred in obtaining the same, if any, shall be refunded to Tenant.

      Section 10. Quiet Enjoyment. Landlord shall put Tenant in possession of the Premises at the Commencement Date,, and Tenant, upon paying the rent and observing the other covenants and conditions herein upon its part to be observed, shall peaceably and quietly hold and enjoy the

Premises without hindrance by, from or through Landlord or those claiming under Landlord, subject to the terms of this Lease.

      Section 11. Signs. Tenant shall not install or alter any exterior signs on the Premises without the prior written approval of Landlord, which consent shall not be unreasonably withheld if the Tenant's proposed signage is in conformance with the following provisions and criteria of this Section 11. Any signs shall be in compliance with all federal, state and local laws and ordinances and shall conform with a uniform sign policy that Landlord may establish with respect to the Property. Tenant shall maintain a sign at its sole cost and expense identifying the name of its business in a location designated by Landlord at the Premises and in a size and with an appearance approved by Landlord which approval shall not be unreasonably withheld, conditioned or delayed.

      Section 12. Repairs by Tenant. Landlord shall deliver the Premises and all systems serving same in good and operational condition. Tenant shall, at its own expense. be responsible for all maintenance and repairs to the Premises, including, without limitation, light bulbs, ballasts, the heating, ventilating and air conditioning systems, and alarm systems serving only the Premises, and for all interior painting desired by Tenant and for the replacement of broken glass within the Premises (which includes the exterior windows) except for repairs required as a result of Landlord's negligent or intentional acts or omissions. In the absence of or, upon the completion or expiration of any applicable equipment manufacturers and distributors warranty obligations, Tenant shall employ suitable contractors (approved by Landlord which approval shall not be unreasonably withheld, conditioned or delayed) to perform maintenance of said heating, ventilating and air conditioning systems that exclusively serves the Premises (the "HVAC System"), and shall maintain an annual service contract at the Premises' HVAC System and alarm system and Landlord shall be responsible for replacement of any of such said systems if the condition thereof warrants such repair, as determined by a professional engineer, unless such replacement is required as a result of Tenant's inadequate maintenance, negligence or intentional act or omission, in which case, replacement of said system(s) that exclusively serve time Premises shall be at Tenant's sole cost and expense. Tenant shall also promptly make any repairs lawfully required by any public authority as a result of changes in statutes or regulations which become effective subsequent to the beginning of the term of this Lease and which repairs are required because of the particular use of the occupancy of the Premises by Tenant or the manner in which it conducts its business therein. At the expiration of this Lease or earlier termination hereof for any cause herein provided for, Tenant shall deliver up the Premises to Landlord broom clean and in the same condition and state of repair as at the beginning of the term hereof, reasonable wear and tear, taking by eminent domain and damage due to fire or other casualty insured against excepted.

      Landlord makes no warranties or representations regarding indoor air quality or condition within the Premises. Furthermore, Landlord shall have no responsibility regarding indoor air quality or condition, such responsibility being solely that of Tenant. Tenant has conducted or has had the opportunity to conduct all testing regarding indoor air quality and condition, and hereby releases Landlord for any claim therefore. In the event Tenant notifies Landlord in writing that the indoor air quality or condition within the Leased Premises is adversely impacting Tenant's use thereof as a result of operations of another tenant at the Building, Landlord shall provide notice of such condition to said other tenant within five (5) days of Tenant's notice to Landlord and make demand upon said other tenant to remedy the air quality or condition problem to the extent required by said other tenant under the terms of said other tenant's lease, and Landlord agrees to make commercially reasonable efforts to obtain such tenant's compliance with the terms of its lease.

      In the event Tenant fails to make promptly any repairs required of Tenant hereunder, or fails to perform any of its other obligations, Landlord may, at its option, if such failure continues for more than twenty (20) days after Landlord has provided notice to Tenant, or such longer period of time (not to exceed ninety (90) days) if such repairs or obligations cannot be performed within said twenty (20) day period, provided Tenant takes steps to make such repairs or perform such obligations within said twenty (20) day period and is diligently proceeding in good faith to effect same make such repairs or perform such obligations to Tenant's account and the cost thereof will become an obligation of Tenant under this Lease, payable within thirty (30) days of demand and any such amount shall bear interest at the prime rate published in the Wall Street Journal plus five percent (5.0%) per annum, as may from time to time be determined, from the date of demand.

      Section 13. Landlord's Maintenance. Landlord, at Landlord's sole cost and expense (and not as a pass through item under Section 4 above), shall be responsible for: (i) structural repair, replacement and maintenance of the structural elements and components of the Building (i.e. foundation and exterior and load bearing walls repair), (ii) roof replacement (but excluding roof repairs), and (iii) repaving of the entire parking lot (expressly excluding sealing, striping, filling of cracks or potholes, and other pavement repairs) (hereinafter "Structural Repairs"). However, repairs to the non-structural elements and components of the Building as well as maintenance of mechanical, sewage, life/safety, electrical distribution, plumbing and other Building-related systems which are not part of the Leased Premises, and repairs to common areas and parking areas (but not repaving of the entire parking lot) shall be conducted by Landlord, but may be included in the costs described in clause (viii) of Section 4. In addition, Landlord shall be responsible for snow and ice removal from the access roads, parking areas and walkways serving the Building. The parties acknowledge that it is their intention that this Lease shall otherwise be an absolute net lease, so-called, and that except with respect to damage by fire or other casualty, Tenant has responsibility for all non-structural maintenance and repair to the Premises (unless caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors), together with payment of all reasonable costs and expense associated with the premises excepting only: (a) costs relating to such maintenance and repairs to the extent made necessary as a result of Landlord's negligent or intentional actions or omissions, or (b) any responsibility specifically accepted by Landlord hereunder.

      The parties acknowledge that the Rent and Additions Rent is based in part upon the services Landlord is obligated to provide. If, for any reason, Landlord fails to provide any required service for more than five (5) consecutive business days, or if there are five (5) or more interruptions of any required continuous service in any given thirty (30) day period, then in any such case the Rent shall abate equitably during the entire period of such interruption or delay without regard to the notice and cure provisions.

      Landlord shall maintain and operate the Building in accordance with applicable laws. Landlord shall be responsible for the payment of any funds needed to correct or change any system or structural element of the Property, so as to comply with any laws, except where such change or expenditure is required on account of Tenant's occupancy or use of the Premises, as provided in Section 12 hereinabove.

      Section 14. Alterations and Additions. Tenant shall not make structural alterations or additions to the Premises, but may make non-structural alterations of less than $10,000 without Landlord's consent (but with notice to Landlord). Any non-structural alterations exceeding $10,000 shall require Landlord's consent thereto in writing, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall not make any penetrations of the roof or exterior wall except for roof penetrations at a location approved by Landlord and performed by a contractor approved by Landlord. Landlord may require satisfactory evidence of available financing for any such alterations or additions. All such allowed alterations shall be at Tenant's expense and shall be in quality at least equal to the present construction. Tenant shall not permit any mechanics' liens, or similar liens, to remain upon the Premises for labor and material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed at the direction of Tenant and shall cause any such lien to be released of record forthwith without cost to Landlord. Landlord shall either consent or deny to such request to make any Alteration requiring consent within ten (10) business days of such notice. Any denial must be in writing, and provide reasonable explanation for the denial. Subject to the provisions of
Section 15, any alterations or improvements made by Tenant shall become the property of Landlord at the termination of occupancy as provided herein. Landlord reserves the right to require that Tenant demolish and remove, at Tenant's sole expense, any alterations or improvements made by Tenant. Such demolition and removal will be completed prior to Tenant vacating the premises upon the expiration or termination of this Lease. Tenant shall provide the Landlord with plans and specifications for all alterations and will provide Landlord with monthly lien waivers from all materialmen, contractors and subcontractors in accordance with Massachusetts law. Tenant shall have the right to install, subject to the provisions and requirements of this Section 14, a backup generator on the ground in a mutually agreeable location and satellite dish antenna on the roof of the Building or adjacent to Premises, subject to Landlord's prior written approval as to size, type and location, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord further reserves the right to relocate same at Landlord's sole cost and expense so long as such relocation is to a substantially equivalent location, and does not materially impact Tenant's capacity to conduct normal business operations.

      Section 15. Machinery, Equipment and Trade Fixtures. Tenant agrees that it shall not install or remove any machinery, equipment, trade fixtures or appurtenances thereto in the Premises that cannot be removed from the Premises without material damage to the Premises and Tenant shall repair any such damage upon removal. Tenant agrees that (a) all machinery and equipment, and appurtenances thereto, installed in the Premises by Tenant, or by any employee, agent or subcontractor of Tenant, or by any subtenant of Tenant, which may be removed from the Premises without substantial damage to the Premises, and (b) all furniture, furnishings and trade fixtures installed in the Premises, shall be deemed to remain personal property and that all such machinery, equipment, appurtenances, furniture and trade fixtures of Tenant or of any employee, agent or subcontractor or subtenant of Tenant, must be removed, prior to the expiration of this Lease or its earlier termination for any cause herein provided for. Tenant shall repair any damage occasioned by such removal and shall repair the Premises to its condition as at the beginning of the term hereof, reasonable wear and tear, taking by eminent domain and damage due to fire or other casualty insured against excepted. Any such property which is required to be removed pursuant to the provisions hereof and which is not so removed prior to the expiration or earlier termination of this Lease may be removed from the Premises by Landlord and stored for the account of Tenant; and if Tenant shall fail to reclaim such property within sixty (60) days following such expiration or earlier termination of this Lease, such property shall be deemed to have been abandoned by Tenant and may be appropriated, sold, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without obligation to account therefor. Tenant shall pay to Landlord all reasonable costs incurred by Landlord in removing, storing, selling, destroying or otherwise disposing of any such property.

      Section 16. Utilities, Cleaning and Trash Removal. Provided Landlord has separately metered the same at its cost prior to the Commencement Date, Tenant shall make arrangements for, and shall pay when due all charges for (i) all utilities, including but not limited to gas, electricity, heat, power, telephone
(ii) cleaning and janitorial services for the interior of the Premises, (iii) trash removal services for all wastes from the Premises and (iv) any other services supplied to Tenant at the Premises, and shall hold and save Landlord harmless from any expense or liability connected therewith. Landlord shall be under no responsibility to supply either hear or hot water to the Premises at any time whatsoever. Other than water and sewer usage, Landlord at its sole cost and expense will provide separately metered utility connections up to the Premises. Landlord reserves the right to submeter the Tenant's Premises for the Tenant's water and sewer usage if Landlord determines that the Tenant requires heavy consumption of water. In no event shall Landlord be responsible or liable to Tenant or anyone claiming under Tenant for failure or cessation of supply of any utilities.

      The Landlord shall maintain one set of men's and ladies' lavatories to be used by Tenant and such costs shall be included prorata (with others having rights to use the bathroom) in Tenant's common area charges.

      Section 17. Use of the Premises.

            (a) The Premises shall be used for office, light manufacturing, light assembly, research and development, and, warehousing purposes, and for no other purposes. In its use of the Premises, Tenant shall comply with all statutes, ordinances and regulations applicable to the use thereof, including, without limiting the generality of the foregoing, the Zoning Ordinance of the Town of Marlborough, Massachusetts, as now in effect or as hereafter amended. In addition, if the applicable governmental codes require or if the insurance underwriters state that Tenant's use of the Premises requires that upgraded or additional safety sprinklers or safety appliances be installed, and provides written evidence of the increased risk of Tenant's use requiring such upgrades or additions, Tenant shall furnish such items at its sole cost and expense. The foregoing shall not relieve the Landlord from maintaining the Property as required under this Lease.

            (b) Tenant shall not injure or deface, or commit waste with respect to the Premises, nor occupy or use the Premises in such manner as to constitute a nuisance of any kind, nor for any purpose nor in any manner in violation of any present or future laws, rules, requirements, orders, directions, ordinances or regulations of any governmental or lawful authority including Boards of Fire Underwriters. Tenant shall, immediately upon the discovery of any unlawful, illegal, disreputable or extra hazardous use, take all necessary steps to discontinue such use. Without limiting the foregoing, Tenant acknowledges that the operation or storage of motor vehicles within the Premises is an extra hazardous use and is therefore prohibited. Tenant shall pay all extra insurance premiums, which may be caused by; (i) the occupancy or use (other than as permitted in subparagraph 17(a) above) that Tenant may make of the Premises, or (ii) Tenant's manner of operations within the uses described in subparagraph 17(a) above). Landlord shall supply a letter from its insurer or agent verifying the Tenant's use as the cause of the increased premiums.

            (c) Tenant shall procure all licenses or permits required by any use of the Premises by Tenant.

            (d) Tenant, for itself, its customers and invitees, shall have the non-exclusive right during the term of this lease to use in common with Landlord, and others to who Landlord shall grant similar rights, for purposes of ingress, egress and parking, the parking areas, roadways and other common areas at the Property subject to such rules and regulations or as Landlord may establish from time to time with respect to such parking areas, roadways, and other common areas.

      Landlord reserves the right to change the common area referred to herein, and to construct additional improvements and buildings within the Property (or sell a portion of the Property) and the parking areas and other common areas; provided, however, that access to and from the Premises shall not thereby be unreasonably interrupted or interfered with. In performing such changes Landlord will use commercially reasonable efforts so as to avoid or minimize any interference with Tenant's business. No such changes, or any of them, shall invalidate or affect this lease, except that Landlord and Tenant shall, on request by either, modify Exhibit A-1 to reflect such change.

      Except as set forth below, Tenant shall not park storage trailers for any extended period or store any items of its property on said exterior common areas. Tenant shall have the exclusive right to use the areas immediately adjacent to the loading docks to make deliveries to the loading docks. Tenant shall not use more than two (2) parking spaces per thousand (1,000) square feet of rented space (48 spaces total) at any time; including two (2) designated parking spaces. Notwithstanding the above, Tenant may allow storage trailers to park overnight (but never more than for 24 consecutive hours); provided however Tenant shall immediately move and or remove such storage trailers upon demand of Landlord to accommodate snow or ice removal. In addition, Tenant shall have the right to maintain one (1) dumpster or trash compactor near the loading docks in a specific location previously approved by Landlord.

            (e) Tenant shall not permit any employee, servant, invitee or visitor of Tenant to violate the covenants or obligations of Tenant hereunder.

      Section 18. Subleasing - Assignment.

            (a) Tenant shall not, without the prior written consent of the Landlord assign or sublet the Premises or any portion thereof or mortgage, pledge or encumber its leasehold interest hereunder. With respect to a sublet or assignment, the Landlord's consent will not be unreasonably withheld, conditioned or delayed if the subtenant's or assignee's use (if other than as permitted hereunder), financial capacity, and parking requirements (if other than as provided hereunder) are acceptable to Landlord. Landlord agrees to use commercially reasonable discretion in assessing a potential subtenant's or assignee's financial capacity. Any request for such consent shall be accompanied with reasonably detailed information regarding the creditworthiness and business experience of the proposed assignee or subtenant. Tenant shall reimburse Landlord for its reasonable legal fees incurred in connection with any such consent requested by Tenant in an amount not to exceed $2,500.00. In the event of such assignment or sublease, Tenant shall remain liable to Landlord for all the rentals called for under the terms of this Lease and for the performance of all covenants herein to be performed by Tenant.

            (b) It is agreed that if Landlord shall consent to such assignment or subletting, and Tenant shall thereupon assign this Lease or sublet all or any portion of the Premises, then and in that event Tenant shall pay to Landlord, as additional rent, (i) in the event of an assignment, the amount of all monies, if any, which the assignee has agreed to and does pay to Tenant in consideration of the making of such assignment, except that Tenant shall be entitled to retain sums attributable to the purchase of Tenant's leasehold interest in the Premises only in connection with the sale of all or substantially all of its assets or stock; and (ii) in the event of a subletting, fifty (50) percent of the amount, if any, by which the fixed base rent plus additional rent payable by the subtenant to Tenant shall exceed the fixed base rent plus additional rent allocable to that part of the Premises affected by such sublease pursuant to the provisions of this Lease, plus the amounts, if any, payable by such subtenant to Tenant pursuant to any side agreement as consideration (partial or otherwise) for Tenant making such subletting, but less reasonable expenses incurred by Tenant in either event, including brokerage and build out, but excluding attorney's fees.

            (c) Notwithstanding anything in this Section 18 to the contrary, unless Tenant is not in incurable default hereunder and Tenant occupies at least fifty percent (50%) of the Premises, Landlord shall have the right to require that all (or any portion) of the Premises which Tenant proposes to sublease, or as to which Tenant proposes to assign, except for those types of assignments specifically permitted herein, be surrendered to Landlord for the term of the proposed sublease or assignment in consideration of the appropriate pro rata adjustment of, or cancellation of, the Tenant's obligations hereunder. Landlord shall have fifteen (15) business days from notice of such proposed sublease or assignment to notify Tenant of its intent to recapture the Premises. Tenant shall have the right to assign or sublet this Lease to any entity controlling, controlled by, or under common control with, Tenant, or in connection with an entity into which Tenant has merged or an entity that purchases all or substantially all of Tenant's assets or stock after notice to Landlord but without the consent of Landlord, provided that Tenant shall remain fully liable for all obligations hereunder.

            Landlord shall have the right to assign this Lease or any of the rights and benefits accruing to it thereunder to any mortgagee or any entity that takes title to the Property.

            Section 19. Mechanic's Lien. In the event of the filing in the Southern Middlesex County Registry of Deeds of any notice of a builder's, supplier's or mechanic's lien on the Premises arising out of any work performed by or on behalf of Tenant, Tenant shall cause said lien to be released and discharged without delay.

      Section 20. Liability.

            (a) Except for injury or damage caused by the willful or negligent act of Landlord, its servants or agents, employees or contractors or vendors, Landlord shall not be liable for any injury or damage to any person happening on or about the Premises or for any injury or damage to the Premises or to any property of Tenant or to any property of any third person, firm, association or corporation on or about the Premises. Tenant shall, except for injury or damage caused as aforesaid, defend, indemnify and save Landlord harmless from and against any and all liability and damages, costs and expenses, including reasonable counsel fees, and from and against any and all suits, claims and demands of any kind or nature, by and on behalf of any person, firm, association or corporation, arising out of or based upon any incident, occurrence, injury or damage which shall or may happen on or about the Premises and from and against any matter or thing growing out of the condition, maintenance, repair, alteration, use, occupation or operation of the Premises or the installation of any property therein or the removal of any property therefrom.

            (b) Except for injury or damage caused by the willful or negligent act of Tenant, its servants, agents, employees, contractors, or vendors, Tenant shall not be liable for any injury or damage to any person happening on or about the areas outside the Premises or for any injury or damage to the areas outside the Premises or to any property of Landlord or to any property of any third person, firm, association or corporation on or about the areas outside the Premises. Landlord shall, except for injury or damage caused by Tenant, its servants, agents, employees, contractors or vendors, as aforesaid, defend, indemnify and save Tenant harmless from and against any and all liability and damages, costs and expenses, including reasonable counsel fees, and from and against any and all suits, claims and demands of any kind or nature, by and on behalf of any person, firm, association or corporation, arising out of or based upon any incident, occurrence, injury or damage which shall or may happen on or about the areas outside the Premises which is caused by Landlord's negligent or intentional act or omission.

      Provided Landlord maintains the policies of insurance required hereunder, Tenant agrees to look solely to Landlord's interest in the Property and the proceeds of any insurance policies maintained by Landlord that are available to Tenant or Landlord, for recovering of any judgment or claim against Landlord. It is understood and agreed that all covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord's successors only with respect to breaches during Landlord's and Landlord's successors' respective partnership of Landlord's interest hereunder. In no event shall Landlord or Tenant ever be liable hereunder to the other for any indirect, special, or consequential damages suffered by either party or any other party from whatever cause.

      Section 21. Liability Insurance. Tenant shall throughout the term hereof procure and carry, at its expense, an umbrella or excess liability insurance policy in the amount of at lease $5,000,000.00, and comprehensive liability insurance on the Premises with insurance companies authorized to do business in Massachusetts and reasonably acceptable to Landlord. Such insurance shall be carried in the name of and for the benefit of Tenant with an additional insured endorsement for the benefit of the Landlord and Landlord's mortgagee if requested. The comprehensive liability insurance policy shall be written on an "occurrence" basis; and shall provide coverage of at least $1,000,000.00 per occurrence, at least $2,000,000.00 in the aggregate, and at least $1,000,000.00 in case of loss, destruction or damage to property. Tenant shall also maintain workers' compensation insurance and commercial automobile insurance as required by applicable law. Tenant shall furnish to Landlord a certificate of such insurance that shall provide that the insurance indicated therein shall not be canceled without at least thirty (30) days' written notice to Landlord.

      During the Term of this Lease, Landlord shall maintain standard commercial general liability insurance or equivalent form with a limit of not less than $3,000,000.00 per occurrence and at least $3,000,000 in the aggregate. Such insurance shall also: (i) include Tenant as a certificate holder; and (ii) be primary with respect to any negligent acts of Landlord. Landlord shall also maintain workers' compensation insurance and commercial automobile insurance as and if required by applicable law.

      Section 22. Fire and Extended Coverage Insurance. Landlord shall procure and continue in force during the term hereof fire and extended coverage insurance on the building containing the Premises in an amount equal to the replacement value of the Building. Tenant shall procure and continue in force during the term hereof, fire and extended coverage insurance on any and all personal property and fixtures of Tenant which are situated in the Premises.

      Landlord and Tenant hereby waive to the extent caused by or resulting from risks insured against or required to be insured against hereunder, and then only to the extent of the policy coverage limits that are required hereunder and all property insurance policies carried by either party covering the Premises and/or the Property, as applicable, including but not limited to contents, fire and casualty insurance, shall expressly waive any right on the part of the insurer, Landlord or Tenant (as applicable) against the other party and their respective officers, directors, shareholders, managers, members, agents and employees. The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same shall be obtainable without extra cost, or if extra cost shall be charged therefor, so long as the other party pays such extra cost. If extra cost shall be chargeable therefor, each party shall advise the other thereof and of the amount of the extra cost, and the other party, at its election, may pay the same, but shall not be obligated to do so. Each of the parties hereby waives all claims for recovery from the other party for any loss or damage to any of its property insured under such insurance policies not containing such subrogation waivers.

      Section 23. Condemnation, Destruction or Damage.

            (a) If the Premises, or any material portion thereof, are taken by eminent domain, or condemned for public use, this Lease may be terminated by either party except as provided below, and any and all awards for such taking shall be the exclusive property of Landlord. Nothing contained herein shall be construed to preclude Tenant from prosecuting any claim directly against the condemning authority in such condemnation proceedings for loss of business or depreciation to, damage to, or cost of removal of, equipment and other personal property belonging to Tenant, provided, however, that no such claim shall diminish or otherwise adversely affect Landlord's award or the award to any mortgagee.

            (b) Within thirty (30) days after any destruction or damage to all or a portion of the Premises, Landlord shall give Tenant a notice from a reputable, licensed architect or engineer licensed in Massachusetts stating the estimated date of completion of the restoration of the Premises (said date being hereinafter referred to as the "Estimated Date"). In the event that the Estimated Date is more than two hundred twenty five (225) days from the date of such destruction or damage, this Lease shall terminate at the election of Landlord or Tenant by written notification to the other within thirty (30) days of Landlord providing the notice of the Estimated Date to Tenant and each party shall thereafter be relieved of any further obligation to the other, except that Tenant shall be liable for and shall promptly pay Landlord any rent then in arrears or Landlord shall promptly rebate to Tenant a pro rata portion of any rent paid in advance. In the event that the Estimated Date is less than two hundred twenty five (225) days from the date of such destruction or damage or if Landlord or Tenant does not elect to terminate this Lease pursuant to the immediately preceding sentence, this Lease shall continue in effect in accordance with its terms; such repairs and restoration shall, unless otherwise agreed by Landlord and Tenant, be performed promptly by Landlord as closely as practicable to the condition which existed as of the date of the damage (utilizing therefor the proceeds of the insurance applicable thereto), and until such repairs and restoration have been accomplished, a portion of the rent and additional rent shall abate in a fair and equitable manner equal to the proportion of the Premises rendered unusable by the damage. Landlord's obligation to restore shall not extend to any of Tenant's personal property or trade fixtures or to any alterations, improvements or additions made by Tenant, the restoration of which will be Tenant's obligation. It is understood that Landlords obligation to restore, replace or rebuild shall not exceed in amount the sum of the insurance proceeds paid to it and/or released to it by any mortgagee with whom settlement was made. Tenant agrees to execute and deliver to Landlord all instruments and documents necessary to evidence the fact that the right to such insurance proceeds is vested in Landlord by the damage. In addition, in the event that the restoration of (i) the Premises, or (ii) services and utilities to be supplied to the Premises are not in fact completed within two hundred twenty five (225) days from the date of the fire or casualty, Tenant shall have the right to terminate this Lease by giving written notice to Landlord within thirty (30) days of the expiration of such two hundred twenty five (225) day period.

      Section 24. Repossession by Landlord. At the expiration of this Lease or upon the earlier termination of this Lease for any cause herein provided for, Tenant shall peaceably and quietly quit the Premises and deliver possession of the same to Landlord.

      Section 25. Mortgage Lien. Tenant agrees that this Lease and all rights of Tenant hereunder are and shall be subject and subordinate to the lien of (1) any mortgage constituting a lien of the Property, or any part thereof, at the date hereof, (2) the lien of any mortgage hereafter executed to a bank, trust company or other recognized lending institution to provide permanent financing or refinancing of the land and improvements containing the Premises, and (3) any renewal, modification, consolidation or extension of any mortgage referred to in clause (1) and (2). Tenant shall within at least ten (10) business days after written notice, execute, acknowledge and deliver to Landlord without any expense to Tenant, any and all instruments that may be necessary or proper to subordinate this Lease and all rights of Tenant hereunder to the lien of a mortgage referred to in (2) or (3) of the preceding sentence, provided the same contain non-disturbance protections. Landlord shall use best efforts to provide the Tenant with a usual and customary Subordination, Non Disturbance Agreement ("SNDA") prepared by Landlord's current lender or any subsequent lender.

      Section 26. Environmental Matters.

            (a) Tenant represents and warrants that it shall not use the Premises for the Storage, Treatment or Disposal of Hazardous Wastes, except in full compliance with all applicable laws, regulations and requirements of Governmental Authorities (as hereinafter defined). For the purposes of this Lease, the terms Hazardous Waste, Storage, Treatment and Disposal are defined by cumulative reference to the following sources, as amended from time to time: (1) The Resource Conservation and Recovery Act of 1976, 42 USC Section 6901 et seq (RCRA); (2) EPA Federal Regulations promulgated thereunder and codified in 40 C.F.R. Parts 260-265 and Parts 122-124; (3) Chapter 21C and 21E of the Massachusetts General Laws; and regulations promulgated thereunder by any agency or department of the Commonwealth of Massachusetts. Promptly, upon the request of Landlord, Tenant shall provide Landlord with a list of all Hazardous Materials generated, stored, treated, or used on the Premises.

            (b) As used in this Section, the term "Hazardous Material" shall mean any substance, water or material which has been determined by any state, federal or local government authority to be capable of posing a risk of injury to health, safety and property, including, but not limited to, all of those materials, wastes and substances designated as hazardous or toxic by the U.S. Environmental Protection Agency, the U.S. Department of Labor, the U.S. Department of Transportation, and/or any other governmental agency, federal, state, or local, now or hereafter authorized to regulate materials and substances in the environment (collectively "Governmental Authority(ies)").

            (c) Tenant agrees to take responsibility for any remedial action required by Government Authorities having jurisdiction regarding any Hazardous Material or Hazardous Waste owned, controlled, used or manufactured by Tenant, or for which Tenant is otherwise legally responsible. Tenant shall pay all costs in connection with any such investigation or remedial activity including, without limitation, all installation, operation, maintenance, testing, and monitoring costs, all power and utility costs and any and all pumping taxes or fees that may be applicable to Tenant's activities. Tenant shall perform all such work in a good, safe and workmanlike manner, in compliance with all laws and regulations thereto, and shall diligently pursue any required investigation and remedial activity until Tenant is allowed to terminate these activities by those Government Authorities having jurisdiction.

            (d) Tenant shall conduct any testing, monitoring, reporting and remedial activities in connection with the Premises in a good, safe and workmanlike manner, and in compliance with all laws and regulations applicable thereto. Tenant shall promptly provide Landlord with copies of any testing results and reports that are generated in connection with Tenant's activities and that are submitted to any Government Authority.

            (e) Tenant shall indemnify, hold harmless, and defend Landlord, its officers, members, employees and agents (collectively "Indemnitees") against all claims, demands, losses, liabilities, costs and expenses, including attorneys' fees, (collectively "Liabilities") imposed upon or accruing against Indemnitees as actual and direct costs of investigatory or remedial action required by any Government Authority having jurisdiction or as damages to third persons for personal injury or property damage arising from the existence of Hazardous Material or Hazardous Waste referred to in subparagraph (c). Such Liabilities shall include, without limitation: (i) injury or death to any person, (ii) damage to or loss of use of any other property, (iii) the cost of any demolition and rebuilding of the improvements containing the Premises, repair, or remediation and the preparation of any closure or other activity required by any Governmental Authority, (iv) any lawsuit brought or threatened, good faith settlement reached, or governmental order relating to the presence, disposal, release or threatened release of any Hazardous Material or Hazardous Waste referred to in subparagraph (c), on, from or under the land and building containing the Premises and (v) the imposition of any liens on the land and building containing the Premises arising from Tenant's activities on or about the Premises or from the existence of Hazardous Material or Hazardous Waste referred to in subparagraph (c).

            (f) Tenant shall have no responsibility for Hazardous Waste or Hazardous Materials existing on the Premises or in, on or under the Property on the date that Tenant first takes occupancy of the Premises, except that Tenant shall be responsible for any costs and expenses incurred by or assessed against Landlord which result from Tenant's activities during the tenancy of Tenant.

            (g) Tenant shall use its best efforts (including payment of money) not to cause or suffer any lien to be recorded against the land and building containing the Premises as a consequence of, or in any way related to, the presence, remediation or disposal of Hazardous Material or Hazardous Waste in or about the Premises by Tenant, its agents, employees and invitees, including any mechanics' liens and any so-called state, federal or local "superfund" lien relating to such matters.

            (h) Landlord hereby advises Tenant that to the best of its knowledge, the Building and the Premises are in compliance with applicable law with respect to hazardous materials. The Landlord shall be responsible for costs incurred (including without limitation amounts paid pursuant to penalties, fines, orders), arising out of any claim male by Federal, State or local agencies or departments or private litigants or third parties with respect to violations or alleged violations of environmental or health laws, rules, regulations, orders or common law, provided such violations or alleged violations are not caused by Tenant's use of the Premises.

      Section 27. Americans With Disabilities Act. Landlord warrants that upon the Commencement Date, the common areas will comply with all applicable statutes, codes, and regulations including the ADA (as defined below) and OSHA. After the Commencement Date, Tenant shall comply with the Americans with Disabilities Act of 1990 ("ADA") and the regulations promulgated thereunder as to the Premises. Tenant hereby expressly assumes all responsibility for compliance with the ADA relating to the Premises and the activities conducted by Tenant within the Premises. Any alterations to the premises made by Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with this Lease; provided, that Landlord's consent to such alterations shall not constitute either Landlord's assumption in whole or in part, of Tenant's responsibility for compliance with the ADA, or representation or confirmation by Landlord that such alterations comply with the provisions of the ADA.

      Section 28. Default. In the event (i) any installment of rent or additional rent shall not be paid within ten (10) days after written notice from Landlord that the same was not received by the due date; or (ii) Tenant defaults in the performance or observance of any other covenant or condition in this Lease and such default remains unremedied for fifteen (15) business days after written notice thereof has been given to the Tenant by the Landlord, or such longer period of time (not exceed ninety (90) days) if such defaults cannot be cured within said fifteen (15) day period, provided Tenant takes steps to cure such defaults within said fifteen
(15) day period and is diligently proceeding in good faith to effect same; or
(iii) Tenant makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver or any trustee of or for Tenant of any substantial part of its property, commences any proceeding relating to Tenant or any substantial part of its property under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or there is commenced against Tenant any such proceeding which remains undismissed for a period of ninety (90) days, or any order approving the petition in any such proceeding is entered, or Tenant by any act indicates its consent to, or acquiescence in any such proceeding or the appointment of any receiver of or trustee for Tenant of any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of ninety (90) days, then in any of such events, Landlord may immediately or at any time thereafter and without demand terminate this Lease by written notice to Tenant thereof or, without demand or notice enter upon the Premises or any part thereof in the name of the whole and repossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Tenant and remove their effects in accordance with law, without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant. Upon such termination notice or entry this Lease shall terminate, and Tenant covenants that, in case of such termination by reason of the default of Tenant, Tenant shall remain and continue liable to Landlord in an amount equal to the total rent reserved for the balance of the term hereof plus all additional rent reserved for the balance of the term hereof less the net amounts (after deducting the expenses of repair, renovation or demolition and attorneys fees and leasing commissions) which Landlord realizes from the reletting of the Premises subject to Landlord's obligation to use commercially reasonable efforts to mitigate its damages. As used in this Section, the term "additional rent" means the obligations of Tenant under
Section 4 and the value of all considerations other than rent agreed to be paid or performed by Tenant hereunder, including, without limiting the generality of the foregoing, taxes, assessments and insurance premiums. Landlord shall make a reasonable effort to mitigate such damages under the default and shall have the right from time to time to relet the Premises upon such terms as it may deem fit, and if a sufficient sum shall not be thus realized to yield the net rent required under this Lease, Tenant agrees to satisfy and pay all deficiencies as they may become due during each month of the remaining term of this Lease. Nothing herein contained shall be deemed to require Landlord to await the date whereon this Lease, or the term hereof, would have expired had there been no default by Tenant, or no such termination or cancellation. Tenant expressly waives service of any notice of intention to reenter and waives any and all right to recover or regain possession of the Premises, or to reinstate or redeem this Lease as may be permitted or provided for by or under any statute or law now or hereafter in force and effect. The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others herein or by law or equity provided. Nothing contained in this Section shall limit or prejudice the right of Landlord to prove and obtain, in proceedings involving the bankruptcy or insolvency of, or a composition with creditors by, Tenant the maximum allowed by any statute or rule of law at the time in effect.

      Section 29. Expense Reimbursement. In addition to any other remedies Landlord may have at law or equity and/or under the Lease, Tenant shall pay upon demand all of Landlord's reasonable costs, charges and expenses, including reasonable attorney fees and court costs, incurred in connection with the successful recovery of sums due under this Lease, or the successful enforcement of any provisions of this Lease.

      Section 30. Access to Premises. After the Commencement Date and during the Lease Term, the Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week. Landlord or its representatives shall have free access to the Premises at reasonable intervals during normal business hours upon at least twenty-four (24) hours prior oral notice to Tenant (except in the case of an emergency where no notice is required) for the purpose of inspection, or for the purpose of showing the Premises to prospective purchasers or Tenants, or for the purpose of making repairs which Landlord is obligated to make hereunder or which Tenant is obligated to make hereunder but has failed or refused to make. The preceding sentence does not impose upon Landlord any obligation to make repairs. Landlord also reserves the right to alter, change, close or limit access to any portion of the common areas on the Property or to designate portions of such common areas for use by a single Tenant of the Property and agrees to use commercially reasonable efforts to avoid or minimize any adverse impact on Tenant's access to the Premises or interference with Tenant's business.

      Section 31. Holding Over. Except for mutual consent by Landlord and Tenant, any holding over by Tenant after the expiration of the term of this Lease shall be treated as a month-to-month tenancy at a rate equal to one hundred fifty percent (150%) of the rent and additional rent herein provided (prorated on a monthly basis) and shall otherwise be on the terms and conditions set forth in this Lease as far as applicable.

      Section 32. Notices. Any written notice, request or demand required or permitted by this Lease shall be in writing (except as provided in Section 30 hereinabove), until either party shall notify the other in writing of a different address, be properly given if sent by certified or registered first class mail, postage prepaid, return receipt requested, or by prepaid overnight delivery service, or telegram (with messenger delivery specified) and shall be deemed given on the day that such writing is received by the party to whom it is sent, and addressed (if notice is given by mail) as follows:

If to Landlord:                             With a copy to:

   One Hundred Twenty Bartlett              Bernstein, Shur, Sawyer & Nelson
   Street Marlborough LLC                   100 Middle Street
   121 Middle Street, Suite 400             P.O. Box 9729
   Portland, Maine 04101                    Portland, Maine 04104-5029
   Attn: Howard A. Goldenfarb, Manager      Attn: Charles E. Miller, Esquire
                                            Facsimile: 207-774-1127

If to Tenant:

   Evergreen Solar Incorporated
   259 Cedar Hill Street

  Marlborough, MA 01752
  Attn: Richard G. Chleboski
  Facsimile: (508) 357-2279

      Section 33. Succession. This Lease shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto. This section shall not be construed to give Tenant the right to assign this Lease, which shall be governed, by section 18.

      Section 34. Waiver. Any consent, expressed or implied, by either party to any breach by the other party of any covenant or condition of this Lease shall not constitute a waiver of any prior or succeeding breach of the same or any other covenant or condition of this Lease. Acceptance by Landlord of rent or other payment with knowledge of a breach of or default under any term hereof by Tenant shall not constitute a waiver by Landlord of such breach or default. This Lease shall not be modified or canceled except by writing executed by Landlord and Tenant.

      Section 35. No Representations. No representations of any kind or nature concerning the Premises or any part thereof not contained herein have been made to Tenant either before or at the time of the execution of this Lease.

      Landlord does hereby represent that (i) title to the Property is vested in Landlord, and (ii) Landlord has the power and authority to enter into this Lease and perform the obligations of Landlord hereunder, and this Lease and all other documents executed and delivered by Landlord constitute legal, valid, binding and enforceable obligations of Landlord, and there are no claims of defenses, personal or otherwise, or offsets whatsoever to the enforceability or validity of this Lease.

      Section 36. Brokerage. The parties represent and warrant to each other that they had no contact with any real estate broker, salesman or finder in connection with the transaction resulting in this Lease other than CRESA Partners and Hughes Properties, Inc. Landlord shall compensate Hughes Properties, Inc. pursuant to its commission agreement and shall also pay CRESA Partners with one (1) full commission in the event that a lease is signed and Landlord closes on the property of which the Premises are a portion. CRESA Partners fee schedule equals 6% of the first year's net rent and 3% of the net rent for each subsequent year for the remainder of this initial term plus an additional $10,000 fee as per verbal agreement. In addition, Landlord shall pay CRESA Partners three percent (3.0%) of the net rent associated with any expansion of the Leased Premises or extensions of the term of this Lease, provided CRESA Partners is at that time representing Tenant. One-half of the fee shall be due on Lease (or Lease Amendment or Extension as applicable) signing and the balance shall be due upon Tenant's occupancy. Tenant shall indemnify and hold Landlord harmless from any claims by parties other than Hughes Properties, Inc. and CRESA Partners for commissions due with respect to this Lease arising out of dealings with the Tenant, such indemnification to include attorneys' fees and incurred in connection with defending any such claims.

      Section 37. Governing Law. This Lease shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

      Section 38. Jury Trial Waiver. NOTWITHSTANDING ANYTHING IN THIS LEASE TO THE CONTRARY, TENANT, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS HEREBY KNOWINGLY, WILLINGLY, AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS TENANT MAY HAVE TO A TRIAL BY JURY IN ANY EVICTION ACTION OR ANY OTHER PROCEEDING BROUGHT BY LANDLORD, OR LANDLORD'S SUCCESSORS AND/OR ASSIGNS BASED UPON OR RELATED TO THE PROVISIONS OF THIS LEASE.

      Section 39. Force Majeure. Except as otherwise provided herein, in any case in which either parity hereto is required to perform any act (except for the payment of Rent and other charges by Tenant), the time for performance thereof shall be extended by a period equal to any delay caused by or resulting from act of God, strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply, or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services, or perform such obligations or because of war or other emergency, or for any cause beyond such obligated party's reasonable control, whether such time be designated by a fixed date, a fixed time or a "reasonable time". The party claiming a justifiable delay shall promptly notify the other party of the cause of the delay and shall use diligence to eliminate the cause of the delay, and shall complete such unfulfilled obligation as soon as reasonably possible after the cause of the delay has been eliminated.

      Section 40. Invalidity of Particular Provisions. If any term or provisions of this Lease or the application thereof to any person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remainder of this Lease, or the application of such terms or provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

      Section 41. Recording. Tenant agrees not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called memorandum of lease or short form lease. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease.

      Section 42. Status Report. Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, mortgagees or the like, the then current status of performance hereunder, Tenant, on the request of Landlord made from time to time, will within ten (10) days furnish to Landlord, or the holder of any mortgage encumbering the Premises, as the case may be, a statement of the status of any matter pertaining to this Lease, including without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease.

      Section 43. When Lease Becomes Binding. Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations, and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by agreement in writing between Landlord and Tenant, and no act or omission of any employee or agent of Landlord or Tenant shall alter, change, or modify any of the provisions hereof. All rights, obligations and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, trustees, receivers, legal representatives, successors and assigns of the said parties; and if there shall be more than one landlord or tenant, they shall all be bound jointly and severally by the terms, covenants and agreements herein. No rights, however, shall inure to the benefit of any assignee, legal representative, trustee, receiver, legatee or ocher personal representative of Tenant unless the assignment to such party has been approved by Landlord in writing, as provided in Section 16 hereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed and delivered as of the day and year first above written.

WITNESS:                       ONE HUNDRED TWENTY BARTLETT STREET
                               MARLBOROUGH, LLC (Landlord)
                               By: Ram Management Co., Inc, its Manager

/s/ Kimberly J. Hayes          By: /s/ Howard A. Goldenfarb
--------------------------         -------------------------------------------
                                   Name: Howard A. Goldenfarb
                                   President of Ram Management Co., Inc.

/s/ Kimberly J. Hayes          By: /s/ Denine Leeman
--------------------------         -------------------------------------------
                                   Name: Denine Leeman
                                   Treasurer of Ram Management Co., Inc.

                               EVERGREEN SOLAR, INCORPORATED (Tenant)

/s/ Randy Rotermund            By: /s/ Richard G. Chleboski
--------------------------         -------------------------------------------
                                   Name: Richard G. Chleboski
                                   Its: Vice President
                                   Thereto duly authorized

                                    EXHIBIT A

                              DEPICTION OF PREMISES

                                   [OMMITTED]

                                   EXHIBIT A-1

                           DESCRIPTION OF THE PROPERTY

A certain parcel of land with the building thereon situated partly in Marlborough, Middlesex County, Commonwealth of Massachusetts and partly in Northborough, Worcester County, said Commonwealth, being shown as Parcel 1 on plan entitled "Plan of Land in Marlborough and Northborough, Mass., Owned By:
Charles Butcher", dated February 14, 1984, by GLM Engineering Consultants, Inc., recorded in the Middlesex County District Registry of Deeds, Book 15522, Page 185, bounded and described as follows:

NORTHEASTERLY:     by land now or formerly of Standard Tube Sales Corp., 208.55 feet;

NORTHERLY:         by said Standard Tube Sales Corp. land, by two lines measuring respectively
                   135.35 feet and 67.66;

EASTERLY:          by Parcel 2 on the said Plan, 746.84 feet;

SOUTHERLY:         Cedar Hill Street, by three lines measuring respectively 338.15 feet, 88.21 feet, and 479.79 feet;

SOUTHERLY:         by the intersection of Cedar Hill Street and Bartlett Street by a curved line with a radius of 42.87 feet, 94.64 feet; and

NORTHWESTERLY:     by Bartlett Street by four lines measuring respectively 109.84 feet, 118.05 feet, 365.79 feet and 240.51 feet.

Also shown as Parcels lA and 1B on a plan entitled "Plan of Land in Marlborough and Northborough, Mass., Owned by: Charles Butcher", dated January 10, 1989, prepared by GLM Engineering Consultants, Inc. and recorded in the Middlesex South District Registry of Deeds as Plan no. 451 of 1989 in Book 19791, Page 90.

                                    EXHIBIT B

                       SPECIFICATIONS FOR LANDLORD'S WORK

Landlord shall perform the following work in accordance with the specifications delineated below, Tenant's desired space layout attached hereto as Exhibit A and the detailed construction plans to be prepared by Landlord's architect (which plans shall conform to the provisions of Exhibits A and B and shall be subject to the approval of Tenant, which shall not be unreasonably withheld, conditioned or delayed) ("Landlord's Work") and employing construction workmanship and materials and equipment standards which are consistent with the detailed construction plans.

Landlord shall use diligent efforts to achieve Substantial Completion of Landlord's Work as specified in Section l of the Lease. Said construction period will be extended as necessitated by any change orders issued during construction, by any delays caused by Tenant, and by delays caused by force majeure.

Warehouse Space. Landlord, at its, expense, shall demise the existing non air-conditioned 18,975 square foot Warehouse Space with separately metered utilities, a set of ADA compliant men's and women's lavatories (in a mutually agreed upon location), an office space (in a mutually agreed upon location), suspended gas fired unit heaters, high bay metal halide lighting fixtures, three
(3) existing loading docks at tailboard height (door height to be increased from 8' to 10'), one (1) existing overhead door at drive-in grade level, a battery recharge electric service, two (2) dedicated electrical circuits with 4 duplex receptacles located near the truck dock area for refrigeration units, and the existing projections/bumps in the concrete floor being ground down to provide a level floor where required. Tenant shall be responsible for all other prep/sanding/polyurethane scaling work on the floor.

Office Space. With respect to the 4,864 square foot Office Space, Landlord, at its expense, shall re-carpet the entire space, re-paint all non split-rib block areas in the space, and provide the following building standard office buildout (as shown on Exhibit A): Seventeen (17) private offices (of various sizes) with flush face solid core painted wood ply doors with appropriate hardware; one (1) conference room - approximately 11' x 20'; one (1) kitchen/break room to include a stainless steel sink, base cabinets, countertop and wall cabinets; one (1) copier/supply room - approximately 9' x 9'; one (1) storage area - approximately 12' x 8'; and one (1) server/file area - approximately 18' x 6'.

Landlord shall include a telecommunication closet pursuant to the approved layout.

The Landlord will amortize the cost of any additional Tenant Improvements that are constructed by Landlord, specifically as they relate to new and customized overhead doors, dock levelers and seals, over the term of the Lease.

At the Landlord's expense, all architectural and space planning services shall be provided and controlled by the Landlord with Tenant's reasonable input.

All materials and equipment for the Landlord's Work shall be new unless otherwise agreed by Landlord and Tenant in writing. All work shall be completed in a workmanlike manner and in compliance with applicable laws.

All amounts for change orders request by Tenant shall be at Tenant's expenses, payable within thirty (30) days after invoice, and shall be considered additional rent. If any change orders are a result of Landlord's work, latent defects, or code violations, then all such cost for related change orders shall be solely the Landlord's expense.

Landlord shall conduct the Landlord's Work and oversee payment of all contractors and subcontractors. Such payments shall be made upon receipt of invoices, lien waivers and other appropriate documentation to confirm satisfactory completion of the applicable work in accordance with the Landlord's contractor's construction/payment schedule.

Landlord agrees to provide to Tenant with a one year warranty for the Landlord's Work. Landlord also hereby agrees to pass through to Tenant any warranties provided by manufacturers and/or distributors of equipment installed at the Premises in connection with the Landlord's Work.

The build out shall be consistent with the approved layout and Plans and Specifications.